EXHIBIT 22


                         EAGLE RIVER INTERACTIVE, INC.
                                  SUBSIDIARIES


SUBSIDIARY                                    JURISDICTION
-------------------------------               ------------
SkiView, Inc.                                 Delaware
Eagle River Productions, Inc.                 Delaware
Graphic Media, Inc.                           Oregon
Mastering Computers, Inc.                     Arizona